Exhibit 99.2

        5300 Town and Country Blvd., Suite 500
        Frisco, Texas 75034
        Telephone: (972) 668-8834
        Contact: Gary H. Guyton
        Director of Planning and Investor Relations
        Web Site:  www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS
RESULTS OF SPECIAL MEETING OF STOCKHOLDERS

FRISCO, TEXAS, November 8, 2016 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today announced the results of the special meeting of stockholders held today in Frisco, Texas.

Comstock's stockholders approved the two proposals related to the Company's debt exchange that closed on September 6, 2016.  The proposals  to amend the Company's Restated Articles of Incorporation to increase the authorized shares of common stock and to authorize the issuance of shares of common stock upon conversion of the Company's new 7¾% convertible second lien PIK notes due 2019 and 9½% convertible second lien PIK notes due 2020 were each approved.  The stockholders also approved the additional shares for the Company's long-term incentive plan.

"Approval by our stockholders to increase our authorized shares and to approve the issuance of shares upon conversion of certain of our long-term debt concludes Comstock's successful debt exchange transaction," stated M. Jay Allison, the Company's Chairman and Chief Executive Officer.  "Completion of our debt reduction and restructuring efforts now allows us to refocus our efforts towards growing production and reserves with our high return Haynesville shale drilling program."

This press release August contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.